Exhibit 10.1

UNITED STATES DEPARTMENT OF THE TREASURY

1500 PENNSYLVANIA AVENUE, NW

WASHINGTON, D.C. 20220

Dear Ladies and Gentlemen:

Reference is made to that certain Letter Agreement (the “Letter Agreement”) incorporating the Securities Purchase Agreement – Standard Terms dated as of October 26, 2008 between the United States Department of the Treasury (“Investor”) and Bank of America Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

The Investor and the Company intend to consummate the Additional Purchase on January 9, 2009 and wish to set forth certain agreements, understandings and amendments to the Securities Purchase Agreement in connection therewith. In light of the foregoing, the Investor and the Company hereby agree that:

(i) The term “Preferred Shares” in the Securities Purchase Agreement shall mean the 600,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series N set forth on Schedule A to the Letter Agreement and issued to the Investor on October 28, 2008 and the 400,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series Q to be issued pursuant to the Additional Purchase.

(ii) The warrant to purchase 73,075,674 shares of the Company’s Common Stock issued to the Investor on October 28, 2008 shall be cancelled, a new warrant (the “New Warrant”) to purchase 121,792,790 shares of the Company’s Common Stock with an exercise price of $30.79 and with the amendments set forth in clauses (a) through (d) below shall be issued to the Investor upon closing of the Additional Purchase, and such New Warrant shall be deemed to be the “Warrant” for all purposes under the Securities Purchase Agreement.

Amendments to be included in the New Warrant:

(a) The definition of “CPP” shall be deleted.

(b) The definition of “Preferred Shares” shall be amended to read as follows:

“Preferred Shares” means any preferred stock issued by the Company in one or more series under the Troubled Asset Relief Program.

(c) The third parenthetical in Section 13(H) shall be amended to read as follows:

“(and any preferred stock issued by any such successor under the Troubled Asset Relief Program)”.

(d) The word “civil” shall be inserted before the word “action” in clause (a) of Section 16 and before the phrase “legal action” in the last sentence of Section 16.

(iii) The term “Initial Warrant Shares” in the Securities Purchase Agreement shall mean the 121,792,790 shares of Common Stock for which the New Warrant is exercisable.

(iv) The term “Purchase Price” in the Securities Purchase Agreement shall mean the $15,000,000,000 set forth on Schedule A to the Letter Agreement and paid by the Investor to the Company on October 28, 2008 and the $10,000,000,000 to be paid in connection with the consummation of the Additional Purchase.

(v) For purposes of the Additional Purchase, the definition of “Signing Date” in Section 2.1(a) of the Securities Purchase Agreement shall mean January 9, 2009.

(vi) For purposes of the Additional Purchase, the definition of “Previously Disclosed” in Section 2.1(b) of the Securities Purchase Agreement shall be amended to read as follows:

“‘Previously Disclosed’ means information set forth or incorporated in the Company’s or Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the most recently completed fiscal year of such entity, filed with the Securities and Exchange Commission (the “SEC”) prior to the Signing Date (the “Last Fiscal Year”) or in its other reports and forms filed with or furnished to the SEC under Sections 13(a), 14(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after the last day of the Last Fiscal Year and prior to the Closing Date.”

(vii) The definition of “Qualified Equity Offering” in Section 4.4 of the Securities Purchase Agreement shall be amended to read as follows:

“‘Qualified Equity Offering’ means the sale and issuance for cash by the Company to persons other than the Company or any of the Company Subsidiaries after the Closing Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Company at the time of issuance under the applicable risk-based capital guidelines of the Company’s Appropriate Federal Banking Agency (other than any such sales and issuances (i) made by the Company (or any successor by Business Combination) under the Troubled Asset Relief Program or (ii) made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).”

(viii) The Additional Purchase shall not be deemed a “Qualified Equity Offering” (a) under the Securities Purchase Agreement or any of the documents or instruments related thereto, including the Certificate of Designations for the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series N or the Warrant or (b) in respect of any other securities issued by the Company under the Troubled Asset Relief Program.

(ix) Clause (a) of Section 4.4 of the Securities Purchase Agreement shall be revised to read, in its entirety, as follows:

“(a) the date on which the Company (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Purchase Price (and the purchase price paid to any such successor for securities of such successor purchased under the Troubled Asset Relief Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor) and”.

The Investor and the Company agree that the respective obligations of each of the Investor and the Company to consummate the Additional Purchase are subject to the fulfillment (or waiver by the Investor and the Company, as applicable) prior to the Closing of the Additional

Purchase of the conditions that (i) any approvals or authorizations of all Governmental Entities required for the consummation of the Additional Purchase shall have been obtained or made in form and substance reasonably satisfactory to each party and shall be in full force and effect and all waiting periods required by United States and other applicable law, if any, shall have expired and (ii) no provision of any applicable United States or other law and no judgment, injunction, order or decree of any Governmental Entity shall prohibit the Additional Purchase as contemplated by the Letter Agreement, incorporating the Securities Purchase Agreement (as modified by this letter agreement).

The Investor and the Company further agree that the obligation of the Investor to consummate the Additional Purchase is also subject to the fulfillment (or waiver by the Investor) at or prior to the Closing of the Additional Purchase of each of the conditions set forth in Section 1.2(d) of the Securities Purchase Agreement (provided that for purposes of determining fulfillment or waiver thereof in connection with the consummation of the Additional Purchase, references in such Section 1.2(d) to the “Closing” and the “Closing Date” shall be deemed references to the closing of the Additional Purchase and the Closing Date of the Additional Purchase, respectively; references in such Section 1.2(d) to the “Purchase” shall be deemed references to the Additional Purchase; references in such Section 1.2(d) to the “Preferred Shares” shall be deemed references to the Preferred Shares to be issued pursuant to the Additional Purchase; and references in such Section 1.2(d) to the “Warrant” shall be deemed references to the New Warrant to be issued pursuant to the Additional Purchase) and to the Investor having received a certificate in the form attached hereto as Appendix I signed on behalf of the Company by a senior executive officer.

Additionally, any Schedule attached to the Securities Purchase Agreement may be amended and supplemented for the Closing of the Additional Purchase, with a Schedule of the corresponding letter attached to this letter agreement. The parties hereto further incorporate into the Securities Purchase Agreement, as amended and supplemented for the Closing of the Additional Purchase, Schedules B, C, D, E and F of Merrill Lynch & Co., Inc. attached to this letter agreement (the “Merrill Schedules”). The Merrill Schedules shall be deemed to update and supplement the Schedules attached to this letter agreement.

Subject to the fulfillment or waiver of the conditions set forth in the immediately preceding paragraphs, at the closing of the Additional Purchase, the Company will deliver the Preferred Shares to be issued pursuant to the Additional Purchase and the New Warrant, in each case as evidenced by one or more certificates dated the closing date of the Additional Purchase and bearing appropriate legends as provided in the Securities Purchase Agreement, in exchange for payment in full of $10,000,000,000 by wire transfer of immediately available United States funds to a bank account designated by the Company on Appendix II hereto.

The Company hereby agrees that any transferee of the Preferred Shares or the Warrant shall be an express third party beneficiary of this letter agreement.

For the avoidance of doubt, the Investor and the Company agree that the foregoing amendments to the Securities Purchase Agreement shall be deemed incorporated into the Letter Agreement.

This letter agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this letter agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

* * *

In witness whereof, this letter agreement has been duly executed and delivered by the duly authorized representatives of the parties hereto as of the date written below.

UNITED STATES DEPARTMENT OF THE TREASURY

By:	/s/ Neel Kashkari
Name:	Neel Kashkari
Title:	Interim Assistant Secretary For Financial Stability

COMPANY: BANK OF AMERICA CORPORATION

By:	/s/ B. Kenneth Burton, Jr.
Name:	B. Kenneth Burton, Jr.
Title:	Senior Vice President

Date: January 9, 2009

Appendix I

[Insert Name of Company]

Officer’s Certificate

[Insert Date]

This Officer’s Certificate (this “Certificate”) is delivered from                      (the “Company”) to the United States Department of the Treasury (the “Investor”) in connection with the Company’s delivery of the following documents (collectively, the “Transaction Documents”) related to the Troubled Asset Relief Program Capital Purchase Program to the Investor: (i) the letter agreement dated the date hereof between the Company and the Investor; (ii) the Certificate of Designations; (iii) the Warrant; and (iv) this Officer’s Certificate.

Capitalized terms used but not defined herein have the meaning ascribed to them in the Transaction Documents.

The undersigned duly authorized senior executive officer of the Company hereby certifies to the Investor, on behalf of the Company, and subject to the requirements and penalties set forth in Title 18, United States Code, Section 1001, that:

all statements, representations, and warranties contained in the Transaction Documents are true and complete to the best of my knowledge. The Company acknowledges that such statements, representations, and warranties will be materially relied upon by the Investor to enter into the transactions contemplated by the Transaction Documents.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first written above.

COMPANY:

By:
Name:
Title:

Appendix II

Wire Information for Closing of Additional Purchase: